Exhibit 10.31

March 12, 2019

Mr. Bryan Everett

Chief Operating Officer

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

RE:                           Agreement dated as of June 22, 2015 by and between Rite Aid Corporation (the “Company”) and Bryan Everett (the “Executive”), as amended from time to time (the “Agreement”)

Dear Bryan:

I am pleased to provide you with this letter in order to update the Agreement to reflect your promotion to the position of Chief Operating Officer of the Company.  This amendment shall be effective as of March 12, 2019 (the “Amendment Date”).

In consideration of your appointment and of other good and valuable consideration, the receipt of which is acknowledged:

1.                                      Section 2.1 (“Position and Duties—Generally”) is hereby amended by deleting the term “Senior Executive Vice President, Chief Operating Officer of Rite Aid Stores” and replacing it with the term “Chief Operating Officer” in the first sentence of Section 2.1.

2.                                      Section 3.1 (“Base Salary”) is hereby amended by deleting the term “Six Hundred Thousand Dollars ($600,000)” and replacing it with the term “Seven Hundred Fifty Thousand Dollars ($750,000).”

3.                                      Section 3.2 (“Annual Performance Bonus”) is hereby deleted in its entirety and replaced with the following provision:

Annual Performance Bonus.  Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time.  Executive’s annual target bonus opportunity pursuant to such plan (the “Annual Target Bonus”) shall equal 125% of the Base Salary in effect for Executive as of the beginning of such fiscal year; provided that for the current fiscal year in which the Amendment Date falls, the 125% shall apply beginning with the fiscal period in which the Amendment Date falls, through the balance of such fiscal year.  Payment of any bonus earned shall be made in accordance with the terms of the Company’s annual bonus plan as in effect for the year for which the bonus is earned.

4.                                      Section 3.3 (“Equity Awards”) is hereby deleted in its entirety and replaced with the following provision:

Equity Awards.  Executive will be eligible to participate during the Term in the Company’s Long Term Incentive Plan (“LTIP”).  Executive’s target long term incentive opportunity shall be two hundred fifty (250%) of Executive’s Base Salary.  In the discretion of the Board, on each regular grant date occurring during the Term, Executive will be granted long-term incentive awards under the Company’s 2014 Omnibus Equity Plan or any successor plan thereto (the “Equity Plan”), a copy of which Equity Plan has been filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2014, pursuant to the LTIP valued at two hundred fifty percent (250%) of Base Salary calculated in a manner consistent with and containing the same terms and conditions as other senior executives of the Company.

5.                                      Section 5.4(a) (“Definition of Good Reason”) is hereby amended by deleting the term “an Executive Vice President” and replacing it with the term “the Chief Operating Officer.”

If you are in agreement with the changes described in the above paragraphs, please sign both copies of this letter below where indicated, returning one copy to me and retaining one copy for your records.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

Rite Aid Corporation

	By:	/s/ James J. Comitale
Name: James J. Comitale
Title: SVP, General Counsel & Secretary

Agreed:

/s/ Bryan Everett
Bryan Everett